[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]

November 3, 2006

Legg Mason Partners Income Funds

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Income Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, Legg Mason Partners Diversified Strategic Income Fund (the “Acquiring Fund”), to furnish you with this opinion in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about November 3, 2006 (the “Registration Statement”), registering Class A, Class B, Class C and Class Y shares of beneficial interest of the Acquiring Fund (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization, by and among (a) the Trust, on behalf of the Acquiring Fund, (b) Salomon Brothers Series Funds Inc, a corporation organized under the laws of the State of Maryland, on behalf of its series, Salomon Brothers Strategic Bond Fund (the “Acquired Fund”), and (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC (the “Agreement”). The Agreement provides for the proposed acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Trust’s First Amended and Restated Master Trust Agreement, dated November 5, 1992, and each amendment thereto filed with the Secretary of the Commonwealth of Massachusetts (the “Declaration”), a copy of the Trust’s Amendment No. 12 to the Declaration, dated as of April 21, 2006 as filed with the Secretary of the Commonwealth of Massachusetts on the same date (the “Designation”), the By-Laws, as amended, resolutions adopted by the Trustees of the Trust at a meeting held on October 25, 2006, authorizing the Reorganization and the issuance of the Shares on behalf of the Trust (the “Resolutions”) and the form of the Agreement to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to

Legg Mason Partners Income Funds

November 3, 2006

original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Agreement will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions, and for the consideration described in the Agreement, will be validly issued, fully paid and nonassessable, except to the extent that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP